                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant                     / /

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ / Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Reliance Group Holdings, Inc.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

[LOGO]   RELIANCE GROUP HOLDINGS, INC.


                                         June 5, 2000

Dear Fellow Stockholders,

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of Reliance Group Holdings, Inc. (the "Company") to be held on Wednesday,
June 21, 2000 at the twenty-eighth floor of One Chase Manhattan Plaza, New York, New York 10001.

     The Annual Meeting will begin with a discussion and vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement and on other business matters properly brought before the meeting, followed by a report on Company operations and an opportunity to ask questions of your senior management.

     As you undoubtedly know, on May 26, 2000, we entered into an agreement with Leucadia National Corporation providing for the merger of the Company with a wholly-owned subsidiary of Leucadia. This merger is subject to a number of terms and conditions, including approval of the Company's stockholders. We expect to hold a special meeting of stockholders at a later date for the purpose of seeking your approval of this merger.

     While we hope that you will be able to attend in person, whether or not you plan to attend, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning your proxy form in the enclosed envelope.

                                         /s/ Saul P. Steinberg
                                         -----------------------
                                         Saul P. Steinberg
                                         Chairman of the Board

                                         /s/ George R. Baker
                                         -----------------------
                                         George R. Baker
                                         President and Chief Executive Officer

                         RELIANCE GROUP HOLDINGS, INC.

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 21, 2000

                            ------------------------

     The Annual Meeting of Stockholders of Reliance Group Holdings, Inc., a Delaware corporation, will be held in the twenty-eighth floor auditorium at One Chase Manhattan Plaza, New York, New York 10001 at 10:00 a.m. on Wednesday, June 21, 2000.

     At this meeting, the stockholders will be asked to:

          1. Elect twelve directors to serve for the ensuing year.

          2. Approve the Reliance Group Holdings, Inc. 1999 Stock Option Plan.

          3. Approve the Reliance Group Holdings, Inc. 2000 Restricted Stock
             Plan.

          4. Transact any other business which may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 28, 2000 will be entitled to notice of, and to vote at, this meeting. A list of such stockholders will be available for inspection at the offices of Reliance Group Holdings, Inc. at 55 East 52nd Street, New York, New York 10055, during normal business hours during the ten-day period prior to the meeting.

     Your attention is directed to the accompanying proxy statement. Whether or not you plan to attend the meeting, please vote, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-paid envelope. This will enable your shares to be voted in accordance with your instructions.

                                          By Order of the Board of Directors,

                                          /s/ Paul W. Zeller
                                          -----------------------
                                          Paul W. Zeller,
                                          Corporate Secretary

Dated: June 5, 2000

                                PROXY STATEMENT
                         RELIANCE GROUP HOLDINGS, INC.
                               PARK AVENUE PLAZA
                              55 EAST 52ND STREET
                            NEW YORK, NEW YORK 10055

                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 21, 2000

                            ------------------------
                                     VOTING

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Reliance Group Holdings, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held in the twenty-eighth floor auditorium at One Chase Manhattan Plaza, New York, New York 10001 on Wednesday, June 21, 2000 at
10:00 a.m. and at any adjournments thereof. If the enclosed proxy is properly executed and returned, it will be voted in accordance with the instructions thereon. A proxy given pursuant to this solicitation is revocable by written notice delivered to the Corporate Secretary of the Company at any time prior to its exercise, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. Unless previously revoked or unless other instructions are on the proxy, it will be voted "FOR" the election of the twelve persons nominated by the Board of Directors for election as Directors of the Company, "FOR" adoption of the Reliance Group Holdings, Inc. 1999 Stock Option Plan (the "1999 Stock Option Plan"), and "FOR" adoption of the Reliance Group Holdings, Inc. 2000 Restricted Stock Plan (the "2000 Restricted Stock Plan"). The cost of this solicitation will be borne by the Company. This proxy statement is being mailed commencing June 5, 2000, to stockholders of record on April 28, 2000.

     Holders of record of the common stock of the Company (the "Common Stock") at the close of business on April 28, 2000, are entitled to vote at the Annual Meeting. On that date, 114,723,860 shares of Common Stock were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held. Pursuant to the Delaware General Corporation Law, only votes cast "FOR" a matter constitute affirmative votes. Votes withheld will not have any effect on the election of Directors but votes "withheld" or abstentions are counted for quorum purposes and will have the same effect as negative votes or votes "against" approval of the 1999 Stock Option Plan and the 2000 Restricted Stock Plan.

     Approximately 26.1% of the Common Stock is, as of May 22, 2000, and was, on April 28, 2000, owned by Saul P. Steinberg, a family partnership and affiliated trusts. Mr. Saul P. Steinberg has informed the Company that he intends to vote "FOR" the election of the twelve persons nominated by the Board of Directors for election as Directors of the Company, "FOR" the adoption by the Company of the 1999 Stock Option Plan and "FOR" adoption by the Company of the 2000 Restricted Stock Plan.

                       PROPOSAL 1--ELECTION OF DIRECTORS

     The twelve persons nominated for election are all currently Directors of the Company. They have been nominated by the Board of Directors, upon the recommendation of the Nominating Committee, to serve until the next annual meeting of stockholders and until their successors are duly elected and shall qualify. Directors will be elected by a plurality of the votes cast. Each of the persons named below is also a director of Reliance Financial Services Corporation and Reliance Insurance Company ("Reliance Insurance"), subsidiaries of the Company.

SAUL P. STEINBERG, 60                                        Director since 1981

     Mr. Steinberg founded and served as the Chief Executive Officer of the Company and predecessors of the Company from 1961 to February 2000 and as Chief Operating Officer of the Company from November 1999 to February 2000. He has been a Director of the Company and predecessors of the Company since 1961 and currently serves as Chairman of the Board of Directors. Mr. Steinberg was elected Chairman of the Board and Chief Executive Officer of Reliance Insurance in November 1999. Mr. Steinberg is also a Director of Symbol Technologies, Inc. He is a member of the Board of Trustees of The University of Pennsylvania; a Life Overseer of Cornell University Medical College; a Life Trustee of the North Shore-Long Island Jewish Health System; a Director of New York Hospital Cornell Medical Center and an Honorary Trustee of the New York Public Library. Mr. Steinberg is Chairman of the Executive and Regular Compensation Committees of the Board of Directors. He is the brother of Mr. Robert M. Steinberg, Vice Chairman of the Company and the brother-in-law of Mr. Bruce L. Sokoloff, Senior Vice President--Administration of the Company.

GEORGE R. BAKER, 70                                          Director since 1983

     Mr. Baker was elected President and Chief Executive Officer of the Company in February 2000. He served as Assistant to the Chairman from November l999 to February 2000. Mr. Baker was a director of predecessors of the Company from 1974 to 1982. His principal business activity during the past five years has been serving as a Corporate Director/Advisor to various business enterprises.
Mr. Baker is a Director of Loral Cyberstar, Inc. He is a Member of the Board of Trustees of Children's Memorial Hospital, Chicago; and the Board of Trustees of Coe College, Cedar Rapids, Iowa. Mr. Baker is a member of the Executive Committee of the Board of Directors.

GEORGE E. BELLO, 64                                          Director since 1982

     Mr. Bello has been Executive Vice President and Controller of the Company since 1982. He has held various positions with predecessors of the Company since 1968. He is a Director of Horizon Health Corporation and LandAmerica Financial Group, Inc. Mr. Bello is Chairman of the Finance Committee and a member of the Executive and Regular Compensation Committees of the Board of Directors.

LOWELL C. FREIBERG, 60                                       Director since 1982

     Mr. Freiberg has been Executive Vice President of the Company since May 1998 and Chief Financial Officer of the Company since 1985. Mr. Freiberg also served as a Senior Vice President of the Company from 1982 to 1998 and as Treasurer of the Company from 1982 until March 1994. Mr. Freiberg has held various positions with predecessors of the Company since 1969. He is a Director of LandAmerica Financial Group, Inc. and Symbol Technologies, Inc. Mr. Freiberg is a member of the Finance Committee of the Board of Directors.

DR. THOMAS P. GERRITY, 58                                    Director since 1993

     Dr. Gerrity has been Professor of Management of the Wharton School of the University of Pennsylvania since July 1999 where he served as Dean from 1990 to 1999. He is a Director of Federal National Mortgage Association, Sunoco, Inc., CVS Corporation, Knight-Ridder, Inc., ICG Commerce, Inc., and Internet Capital Group, Inc. Dr. Gerrity is also a trustee of the MAS Funds. Dr. Gerrity is Chairman of the Nominating and Audit Committees of the Board of Directors.

JEWELL JACKSON MCCABE, 54                                    Director since 1991

     Ms. McCabe has been President and Chief Executive Officer of Jewell Jackson McCabe Associates, consultants specializing in strategic planning and communications, since 1984 and Chair of the New York State Jobs Training Partnership Council, a federally funded training program for disadvantaged workers, since 1983. Ms. McCabe is the Founder and Chair of the National Coalition of 100 Black Women; and a Director or Trustee of the National Alliance of Business, New York City Investment Fund, Bard College, Research America, The Children's Advocacy Center, United Hospital Fund and New York City Partnership. She is also a member of the Board of Overseers of the Wharton School of the University of Pennsylvania, the Government Relations Committee of the United Way of America, the Executive Committee of the Association for a Better New York and a council member of the United States Holocaust Memorial Council. Ms. McCabe is a member of the Special Compensation, Regular Compensation, Stock Option and Special Committees of the Board of Directors.

IRVING SCHNEIDER, 80                                         Director since 1982

     Mr. Schneider was a director of predecessors of the Company from 1979 to 1982. He is Co-Chairman and Chief Operating Officer of Helmsley-Spear, Inc., a real estate management corporation, which he has been with for over fifty years. Mr. Schneider is also Chairman Emeritus of the North Shore-Long Island Jewish Health System, Vice Chairman of the Association for a Better New York and Trustee Emeritus of Brandeis University. He is Life Trustee of United Jewish Appeal Federation of New York. Mr. Schneider is Chairman of the Special, Special Compensation and Stock Option Committees of the Board of Directors, and a member of the Audit Committee of the Board of Directors.

BERNARD L. SCHWARTZ, 74                                      Director since 1982

     Mr. Schwartz was a director of predecessors of the Company from 1965 to 1982. He has been Chairman of the Board and Chief Executive Officer of Loral Space & Communications Ltd., a high-technology company concentrating on satellite manufacturing and satellite-based services, since 1996. From 1972 through 1996, Mr. Schwartz was Chairman of the Board and Chief Executive Officer of Loral Corporation, a defense electronics and communications company. Since 1989, he has also been Chairman and Chief Executive Officer of K & F Industries, Inc., a manufacturer of aircraft wheels and brakes. Since 1990, Mr. Schwartz has been Chairman of Space Systems/Loral, Inc., and he is Chairman and Chief Executive Officer of Loral Cyberstar, Inc. He is a Director of First Data Corporation, Satelites Mexicanos, S.A. De C.V. and Globalstar Telecommunications, Ltd. (of which he is also Chairman and chief executive officer) and a Trustee of Mount Sinai-NYU Medical Center and Thirteen/WNET Education Broadcasting Corp. Mr. Schwartz is a member of the Executive Committee of the Board of Directors.

RICHARD E. SNYDER, 67                                        Director since 1994

     Mr. Snyder became Chairman and Chief Executive Officer of Golden Books Family Entertainment, Inc., a publisher of children's books ("Golden Books"), in May 1996, after serving as President from February 1996 through May 1996. He was Chief Executive Officer and Chairman of the Board of Directors of Simon & Schuster, the publishing firm, from 1975 through 1994. Mr. Snyder is a trustee of The New York and Presbyterian Hospital and a member of the Board of Directors of USA Networks, Inc. and the Children's Blood Foundation. Mr. Snyder is also a member of the New York Zoological Society, Society Fellows, the Library Committee of the American Museum of Natural History, the Council on Foreign Relations, The Economic Club of New York and the Board of Overseers for the University Libraries of Tufts University. Mr. Snyder is a member of the Finance and Nominating Committees of the Board of Directors. On February 26, 1999, Golden Books and certain of its subsidiaries filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. On January 27, 2000, a Plan of Reorganization was consummated.

BRUCE E. SPIVEY, M.D., 65                                    Director since 1998

     Dr. Spivey was President and Chief Executive Officer of Columbia-Cornell Care LLC, the physician organization of the clinical faculties of the medical schools of Columbia and Cornell Universities, from October 1997 to May 2000. From 1992 through part of 1997, Dr. Spivey served as President and Chief Executive Officer of the Northwestern Healthcare Network, a multi-hospital system in Chicago. Dr. Spivey serves as a Director of Phoenix Alliance, PrimeSight, and the United States--China Educational Institute, and is a Founder and Director of the Pacific Vision Foundation and the Ophthalmic Mutual Insurance Company. Dr. Spivey also is a Director or Trustee of Coe College, the Foundation of the American Academy of Ophthalmology and the International Council of Ophthalmology (as Secretary General). Dr. Spivey is a member of the Stock Option, Audit and Finance Committees of the Board of Directors.

HOWARD E. STEINBERG, 55                                      Director since 2000

     Mr. Steinberg was elected Chief of Corporate Operations in March 2000. He has been Executive Vice President of the Company since May 1998, and served as General Counsel and Corporate Secretary of the Company from March 1983, when he joined the company, until March 2000. He also served as Senior Vice President of the Company from March 1983 to May 1998. Prior to joining the Company, he was a partner in the law firm of Dewey, Ballantine, Bushby, Palmer & Wood.
Mr. Steinberg also serves as Deputy Chairman of the Long Island Power Authority, an unpaid position to which he was appointed in May 1999. He previously served from January 1996 to May 1999 as Chairman of the New York State Thruway Authority, an unpaid position. He became a director of LandAmerica Financial Group, Inc. in March 2000. Mr. Steinberg is a member of the Board of Regents of Georgetown University, a member of the Board of Overseers of the School of Arts and Sciences of the University of Pennsylvania and a Trustee of Sheltering Arms Children Services.

JAMES E. YACOBUCCI, 48                                       Director since 1989

     Mr. Yacobucci has served as Senior Vice President--Investments of Reliance Insurance since May 1989. He became Senior Vice President--Investments of the Company in December 1990.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors of the Company held thirteen meetings during 1999. The Board of Directors has an Audit Committee, which held five meetings during 1999, and a Regular Compensation Committee, which met informally on several occasions and acted eight times by unanimous written consent during 1999. The Board of Directors also has a Special Compensation Committee, which held six meetings and acted twice by unanimous written consent during 1999, a Stock Option Committee, which held six meetings during 1999 and a Nominating Committee, which met once during 1999. Each Director of the Company (other than Richard E. Snyder) attended at least 75% of the aggregate number of meetings held by the Board of Directors and by the committees of which he or she was a member.

     The Audit Committee's responsibilities include recommendations as to the engagement of independent auditors, approval of fee proposals and the scope of the audits by the independent and internal auditors, periodic meetings with both independent and internal auditors to discuss the results of audit examinations, and review of the adequacy of internal accounting and financial reporting controls and of current developments in financial reporting and accounting. The Regular Compensation Committee is responsible for evaluating the performance and approving the compensation of principal executive officers of the Company who are not Directors of the Company. The Special Compensation Committee is responsible for evaluating the performance and approving the compensation of officers of the Company who are also Directors of the Company and of principal executive officers of the Company's insurance operations and is also responsible for reviewing the participation of key executives of the Company in certain transactions involving the Company. The Special Compensation Committee also administers each of the Reliance Group Holdings, Inc. 1998 Executive Bonus Plan (the "Executive Bonus Plan"), the Reliance Group Holdings, Inc. 1998 Executive Bonus Plan for James E. Yacobucci (the "Yacobucci Bonus Plan"), all but one of the existing employee stock option plans (the "Option Plans") as such plans apply to the executive officers of the Company (including selecting the executive officers eligible to receive options), the Company's Employee Stock Purchase Plan and the Company's Key Employee Stock Option Plan, as such plans apply to the executive officers of the Company. The Stock Option Committee administers and selects the persons eligible to receive options under each of the Stock Option Plans (in the case of all but one plan, except as they apply to the executive officers of the Company) and administers and selects the persons eligible to receive options under the 1999 Stock Option Plan (other than with respect to the executive officers of the Company). The Nominating Committee is responsible for evaluating and recommending nominees for election to the Board of Directors.

     Any stockholder desiring to recommend a candidate for nomination to the Board of Directors should furnish to the Corporate Secretary of the Company (a) as to the person being nominated (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the number of shares of Common Stock of the Company which are owned beneficially or of record by such person and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the "Exchange Act") and (b) as to the stockholder giving the notice
(i) the name and record address of such stockholder, (ii) the number of shares of Common Stock of the Company which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Each notice of nomination of a candidate for director must be accompanied by a written consent from each proposed nominee to being named as a nominee and to serve as a director if elected. A candidate for director must be highly experienced, have knowledge and a background that will be useful to the Company and the ability to exercise sound business judgment. The candidate must also be willing and able to commit the time and effort needed to be an effective director. To be considered for the year 2001 Annual Meeting of Stockholders, any such recommendation must be received at the principal executive offices of the Company on or after February 21, 2001 but no later than March 23, 2001.

COMPENSATION OF DIRECTORS

     Each Director of the Company who is not compensated as an officer of the Company or one of its subsidiaries receives director's fees of $25,000 per annum from the Company and $25,000 per annum from Reliance Insurance for serving as a director of Reliance Insurance. The Company also pays each member of its Audit, Stock Option, Nominating, Special Compensation and Special Committees $1,000 for each such committee meeting attended. In addition, the Company pays to the Chairman of each of the Audit, Stock Option, Nominating, Special Compensation and Special Committees a retainer of $5,000 per annum. Under the Reliance Group Holdings, Inc. 1998 Stock Option Plan for Non-Employee Directors (the "1998 Director Plan"), the Board of Directors of the Company has the discretion to grant options to purchase common stock of the Company to directors who are not officers or employees of the Company or any of its subsidiaries at the fair market value of such shares on the date of grant. The options granted to each Director of the Company who is not an employee of the Company or any of its subsidiaries vest one year from the date of grant, so long as the Director is still a Director on such date.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act and the regulations of the Securities and Exchange Commission (the "Commission") thereunder require the Company's Executive Officers and Directors, and persons who own more than 10% of the outstanding Common Stock, to file reports of ownership and changes in ownership with the Commission and The New York Stock Exchange, Inc. and to furnish the Company with copies of all such forms they file.

     Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons, the Company believes that, during the year ended December 31, 1999, all of its Executive Officers, Directors, and 10% stockholders complied with the filing requirements applicable to them, except that Lynda Jurist, a sister of Saul P. Steinberg and Robert M. Steinberg, filed a late Form 4 with respect to one sale transaction.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth information as of March 31, 2000 with respect to beneficial ownership of Common Stock by stockholders owning more than 5% of the Common Stock, by each Director of the Company and by all executive officers and Directors of the Company as a group. The persons named below hold sole voting and investment power with respect to the shares shown opposite their names unless otherwise indicated. Saul P. Steinberg, Robert M. Steinberg and the Reliance Insurance Company Savings Incentive Plan have an address of Park Avenue Plaza, 55 East 52nd Street, New York, New York 10055.

                                                            NUMBER OF SHARES
                                                             AND NATURE OF                     PERCENT OF
                 NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP               CLASS(1)
----------------------------------------------------------------------------------------------------------
Saul P. Steinberg..........................................      36,386,563(2)(3)(5)              31.3
Robert M. Steinberg........................................      12,185,618(2)(4)(5)(6)           10.3
George R. Baker............................................          53,725(2)(7)                    *
George E. Bello............................................       1,670,873(5)(6)                  1.4
Lowell C. Freiberg.........................................       1,007,783(5)                       *
Dr. Thomas P. Gerrity......................................          70,088(7)                       *
Jewell J. McCabe...........................................          50,000(7)                       *
Irving Schneider...........................................         224,500(7)                       *
Bernard L. Schwartz........................................          60,000(7)(8)                    *
Richard E. Snyder..........................................          51,000(7)                       *
Dr. Bruce E. Spivey........................................          25,000(7)                       *
Howard E. Steinberg........................................         772,699(5)(6)(9)                 *
James E. Yacobucci.........................................         179,064(5)                       *
All Executive Officers and Directors as a Group............      52,218,953(3)(4)(5)(6)(7)(9)(10) 42.7
Reliance Insurance Company Savings Incentive Plan..........       6,845,221(11)                    6.0

------------------

     (1) An asterisk indicates that the shares owned represent less than 1% of the class.

     (2) Includes with respect to Saul P. Steinberg and Robert M. Steinberg, and excludes with respect to George R. Baker, 5,280,830 shares owned by four separate trusts relating to the estate of Julius Steinberg. Saul P. Steinberg, Robert M. Steinberg, their mother and George R. Baker are the trustees of each of the trusts and have the shared power to vote and otherwise deal with the shares. Saul P. Steinberg, Robert M. Steinberg and their sisters Roni Sokoloff and Lynda Jurist are respective beneficiaries under each of the trusts.

     (3) Includes 4,000 shares held by Saul P. Steinberg as custodian for his daughter, as to which he disclaims beneficial ownership. Includes 75,180 shares owned by Saul P. Steinberg's mother, 336,300 shares owned by his wife, 15,200 shares held by his wife as custodian for his daughter, 650,000 shares held by the Saul & Gayfryd Steinberg Foundation, Inc. and 3,000,000 shares owned by Steinberg Family Partners, L.P., a family limited partnership whose general partner is an entity controlled by Saul P. Steinberg. Saul P. Steinberg disclaims beneficial ownership over all of those shares, except, in the case of the shares held by Steinberg Family Partners, those shares in which Mr. Steinberg is deemed to have a pecuniary interest. Excludes 151,340 shares held by trusts for the children of Saul P. Steinberg (for which Robert M. Steinberg serves as the sole trustee).

     (4) Includes 151,340 shares held by trusts for the children of Saul P. Steinberg for which Robert M. Steinberg serves as sole trustee, as to all of which Robert M. Steinberg disclaims beneficial ownership.

     (5) Includes shares based on the assumed exercise of currently exercisable options to purchase Common Stock owned through the Company's Option Plans as follows: Saul P. Steinberg--750,000, Robert M. Steinberg--1,875,000, George E. Bello--937,500, Lowell C. Freiberg--937,500, Howard E. Steinberg--687,500, James
E. Yacobucci--175,000 and all Executive Officers and Directors as a Group--6,190,000 shares.

     (6) Includes shares allocable to employee contributions under the Reliance Insurance Company Savings Incentive Plan ("SIP"), as to which the employee has dispositive power, as follows: Robert M. Steinberg--39,608, George E. Bello--23,089, Howard E. Steinberg--3,038 and all Executive Officers and Directors as a Group--65,735 shares. All of the Common Stock held under the SIP will be voted by a trustee of the SIP, CTC Illinois Trust Company, in its sole discretion, in accordance with the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)
     (7) Includes, for each of George R. Baker, Dr. Thomas P. Gerrity, Jewell J. McCabe, Irving Schneider, Bernard L. Schwartz and Richard E. Snyder, 50,000 shares and for Dr. Bruce E. Spivey, 25,000 shares based on the assumed exercise of currently exercisable options to purchase Common Stock. Includes for all Executive Officers and Directors as a Group, with respect to the options held by these persons, 325,000 shares based on the assumed exercise of such options.

     (8) All of these shares (except for those included based on the assumed exercise of currently exercisable options) are beneficially owned by the Bernard and Irene Schwartz Foundation and investment and voting power over these shares are shared.

     (9) Includes 2,000 shares held as trustee for his child, as to which beneficial ownership is disclaimed.

     (10) Includes 5,280,830 shares owned by four separate trusts relating to the estate of Julius Steinberg. See Note 2.

     (11) All of the Common Stock held under the SIP will be voted by a trustee of the SIP, CTC Illinois Trust Company, in its sole discretion, in accordance with the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended. Participants in the SIP share the investment power with respect to certain of the Common Stock held under the SIP.

                             EXECUTIVE COMPENSATION
                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended December 31, 1999, 1998 and 1997 by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "named executive officers").

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                                                            ------------
                                                        ANNUAL COMPENSATION                 SECURITIES
                                            --------------------------------------------    UNDERLYING
            NAME AND                                                     OTHER ANNUAL        OPTIONS/         ALL OTHER
       PRINCIPAL POSITION           YEAR    SALARY($)       BONUS($)     COMPENSATION($)      SARS(#)       COMPENSATION($)
---------------------------------   ----    ----------     ----------    ---------------    ------------    ---------------

Saul P. Steinberg ...............   1999    $2,150,000(1)       --0--              --(3)          --0--       $ 1,442,000(5)
  Chairman of the Board &           1998     2,150,000(1)  $6,300,000       $  61,500(2)          --0--         1,406,200
  Chief Executive Officer*          1997     1,800,000(1)   3,500,000          51,000(2)      1,000,000         1,364,800

Robert M. Steinberg .............   1999     2,050,000(1)       --0--              --         1,000,000           307,700(5)
  Vice Chairman of                  1998     2,050,000(1)   6,000,000         140,000(2)      3,000,000           308,700
  the Board                         1997     1,550,000(1)   3,000,000              --         1,000,000           299,700

George E. Bello .................   1999       725,000(1)     708,750              --         1,250,000(4)         80,600(5)
  Executive Vice President          1998       725,000(1)   1,518,750              --           750,000           587,200
  & Controller                      1997       725,000(1)   1,012,500              --           200,000           412,700

Lowell C. Freiberg ..............   1999       650,000        682,500              --         1,250,000(4)         74,500(5)
  Executive Vice President          1998       650,000      1,072,500              --           750,000           951,700
  & Chief Financial Officer         1997       650,000        715,000              --           200,000           661,700

James E. Yacobucci ..............   1999     1,250,000        500,000              --           300,000(4)          4,800(5)
  Senior Vice President--           1998     1,250,000      1,500,000              --           100,000             4,300
  Investments                       1997     1,250,000      1,500,000              --           100,000             4,700

------------------

     * Served as Chief Executive Officer until February, 2000.

     (1) Includes a $50,000 director's fee paid by a company, since sold, which may have been deemed to be an affiliate of the Company, on whose board the executive served at the request of the Company.

     (2) Includes for Saul P. Steinberg for 1998 and 1997, respectively, $61,500 and $49,500 for certain personal use of corporate aircraft and for Robert M. Steinberg for 1998, $126,000 for certain personal use of corporate aircraft.

     (3) This mark throughout the table indicates information not required to be reported under the rules of the Securities and Exchange Commission.

     (4) Of these options, 950,000 in case of George E. Bello, 950,000 in case of Lowell C. Freiberg and 200,000 in the case of James E. Yacobucci were granted subject to obtaining the approval of the Company's stockholders of the 1999 Stock Option Plan.

     (5) Includes 1999 contributions by the Company and its subsidiaries under the SIP for each of Saul P. Steinberg, Robert M. Steinberg, George E. Bello, Lowell C. Freiberg and James E. Yacobucci of $4,800. Includes bonuses paid by the Company that were used to obtain certain life insurance benefits as follows:
$3,900 for each of Saul P. Steinberg, Robert M. Steinberg and Lowell C. Freiberg and $6,000 for George E. Bello. Includes the aggregate of the value of premiums paid by the Company for split dollar life insurance in excess of the premiums paid by the executive officers and the amount of the bonuses paid by the Company to the executives for such split dollar premiums as follows: $1,394,100 for Saul
P. Steinberg, $285,800 for Robert M. Steinberg, $56,600 for George E. Bello and $23,100 for Lowell C. Freiberg. Includes premiums paid by the Company and its subsidiaries for medical reimbursement insurance for each of Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg of $13,200. Includes directors' fees paid by a company on whose board the executives serve at the request of the Company because the Company has a significant investment in such company as follows: $26,000 for Saul P. Steinberg and $29,500 for Lowell C. Freiberg.

                          OPTION GRANTS IN FISCAL 1999

     The following table sets forth information relating to the grant of stock options by the Company during 1999 to the named executive officers.

                                                  INDIVIDUAL GRANTS(1)
                                              ----------------------------
                                                              PERCENT OF
                                                               TOTAL
                                               NUMBER OF      OPTIONS
                                              SECURITIES      GRANTED
                                              UNDERLYING      TO EMPLOYEES    EXERCISE OR
                                                OPTIONS       IN FISCAL       BASE PRICE     EXPIRATION    GRANT DATE
NAME                                          GRANTED(#)        YEAR            ($/SH)         DATE        VALUE $(3)
-------------------------------------------   ------------    ------------    -----------    ----------    -----------
Saul P. Steinberg..........................       --                --            --            --             --
Robert M. Steinberg........................     1,000,000          6.9%        $  7.4375      05/09/09     $ 2,660,000
George E. Bello............................       300,000          2.1%           7.4375      05/09/09         798,000
                                                  950,000(2)       6.6%            3.125      11/27/09         997,500
Lowell C. Freiberg.........................       300,000          2.1%           7.4375      05/09/09         798,000
                                                  950,000(2)       6.6%            3.125      11/27/09         997,500
James E. Yacobucci.........................       100,000          0.7%           7.4375      05/09/09         266,000
                                                  200,000(2)       1.4%            3.125      11/27/09         210,000

------------------

(1) All options listed in this table vest and become exercisable in cumulative installments of one-fourth of the number of shares of Common Stock after each of the second, third, fourth and fifth anniversaries of the date of grant if the optionee is an employee on such anniversaries. See "Employment Contracts".

(2) These options were granted subject to obtaining the approval of the Company's stockholders of the 1999 Stock Option Plan.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing employee stock options. The actual value, if any, a named executive officer will realize will depend on the excess of the stock price over the exercise price on the date the options are exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based upon certain assumptions as to variables such as stock price volatility, risk-free rate of return, future dividend yield and term of the option. In calculating the grant date present values set forth in the table for Messrs. Robert Steinberg, Bello, Freiberg and Yacobucci, a factor of 47% and 82% has been assigned to the volatility of the Common Stock, based on daily stock market quotations for the 100 trading days preceding April 30, 1999 and November 17, 1999, respectively, the yield on the Common Stock for Messrs. Robert Steinberg, Bello, Freiberg and Yacobucci has been set at 4.3025% and 10.24%, respectively, based upon its annual dividend rate of $.32 per share at the applicable date of grant divided by the price of the Common Stock on such date, the risk-free rate of return has been fixed for Messrs. Robert Steinberg, Bello, Freiberg and Yacobucci at 5.28% and 6.17%, respectively, which equal the average monthly rates of a seven-year Treasury Note in April and November, the applicable month of grant, as reported in the Federal Reserve Bulletin, and a term of seven years from the date of grant has been used. A seven-year term has been used in lieu of the actual term of the options of ten years based on the expected life of the options.

OPTION EXERCISES IN FISCAL 1999 AND 1999 YEAR-END OPTION/SAR VALUES

     The following table sets forth the number of shares covered by stock options held by the named executive officers at December 31, 1999 and also shows the values for "in-the-money" options at that date.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED IN
                              SHARES                           OPTIONS/SARS HELD AT              THE MONEY OPTIONS/SARS AT
                             ACQUIRED                          DECEMBER 31, 1999(1)                DECEMBER 31, 1999(2)
                                ON            VALUE      ---------------------------------   ---------------------------------
NAME                         EXERCISE(#)   REALIZED($)   EXERCISABLE      UNEXERCISABLE      EXERCISABLE($)   UNEXERCISABLE($)
---------------------------- -----------   -----------   --------------   ----------------   --------------   ----------------
Saul P. Steinberg...........    N/A            N/A            750,000           750,000            375,000         -0-
Robert M. Steinberg.........    N/A            N/A          1,875,000         4,875,000          3,175,000         -0-
George E. Bello.............    N/A            N/A            937,500         2,262,500          2,081,875        3,325,000
Lowell C. Freiberg..........    N/A            N/A            937,500         2,262,500          2,081,875        3,325,000
James E. Yacobucci..........    N/A            N/A            175,000           625,000           -0-               700,000

                                                        [Footnotes on next page]

                                                  [Footnotes from previous page]

------------------

(1) The options shown were granted with one tandem stock appreciation right to the following extent: Robert M. Steinberg, George E. Bello and Lowell C. Freiberg--1,375,000, 756,250 and 756,250 of the options shown in the "Exercisable" column, respectively.

(2) Options and stock appreciation rights are classified as "in-the-money" if the fair market value of the underlying common stock exceeds the exercise or base price of the option or stock appreciation right. The value of such in-the-money options and stock appreciation rights is the difference between the exercise or base price and the fair market value of the underlying common stock as of December 31, 1999. The fair market value of the Common Stock on December 31, 1999 was $6.625 per share.

PENSION PLAN TABLE

     The following table sets forth the approximate annual pension that a named executive officer may receive under (1) the Company's pension plan (the "Company Pension Plan") and the Company's supplemental pension plan (the "Company Supplemental Pension Plan") or (2) Reliance Insurance's pension plan (the "Reliance Insurance Pension Plan") and Reliance Insurance's supplemental pension plan (the "Reliance Insurance Supplemental Pension Plan" and together with the Company Supplemental Pension Plan, the "Supplemental Pension Plans"), in each case assuming selection of a single life annuity, retirement at age 65 and the current level of covered compensation, based on the indicated assumptions as to covered compensation and years of service. Under the Internal Revenue Code of 1986, as amended (the "Code"), for each of the Company Pension Plan and the Reliance Insurance Pension Plan, the maximum annual benefit allowed is $135,000 (which is a combined maximum for persons participating in both plans) and the maximum annual compensation for years beginning with 1994 that may be taken into account in 2000 is presently $170,000. Amounts shown on the following table in excess of $135,000 are payable by the Company only to persons participating in the Company Supplemental Pension Plan, including Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg, and are payable by Reliance Insurance only to persons participating in the Reliance Insurance Supplemental Pension Plan, including Saul P. Steinberg and Robert M. Steinberg. For purposes of the Supplemental Pension Plans, the covered compensation of each of Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg includes his bonus paid by the Company or Reliance Insurance, as applicable.

                                                               YEARS OF SERVICE
                               --------------------------------------------------------------------------------
COVERED COMPENSATION              5           10          15          20          25          30          35
----------------------------   --------    --------    --------    --------    --------    --------    --------
$  170,000..................   $ 14,555    $ 29,110    $ 43,665    $ 58,220    $ 72,775    $ 87,330    $101,885
   750,000..................     68,205     136,410     204,615     272,820     341,025     409,230     447,435
 1,000,000..................     91,330     182,660     273,990     365,320     456,650     547,980     635,000
 1,250,000..................    114,455     228,910     343,365     457,820     572,275     635,000     635,000
 1,500,000..................    137,580     275,160     412,740     550,320     635,000     635,000     635,000
 2,000,000..................    183,830     367,660     551,490     635,000     635,000     635,000     635,000

     For purposes of calculating pension benefits under the Company Pension Plan and the Company Supplemental Pension Plan, Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg had 39, 34, 31 and 30 years of credited service and 43, 38, 35 and 34 years of credited service, respectively. For purposes of calculating pension benefits under the Company Pension Plan, as of January 1, 2000, Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg had salaries of $170,000 each and for purposes of the Company Supplemental Pension Plan, had aggregate salaries and bonuses of approximately $4,600,000, $3,400,000, $1,700,000 and $1,500,000, respectively (representing, in each case, the average of the salary and bonuses paid to such person in the last five full fiscal years). For purposes of calculating pension benefits under the Reliance Insurance Pension Plan, Saul P. Steinberg, Robert M. Steinberg and James E. Yacobucci had 23, 11 and 10 years of credited service, respectively. As of January 1, 2000, for purposes of calculating pension benefits under the Reliance Insurance Pension Plan, Saul P. Steinberg, Robert M. Steinberg and James E. Yacobucci had salaries of $170,000 each, and for purposes of the Reliance Insurance Supplemental Pension Plan, Saul P. Steinberg and Robert M. Steinberg had aggregate salaries and bonuses of $819,000 and $843,000 (representing, in each case, the average of the salary and bonuses paid to such person in the last five full fiscal years) and 27 and 15 years of credited service, respectively. Under current Code limits and plan provisions, the aggregate pension benefit payable to an individual under all pension plans and supplemental pension plans maintained by the Company and its subsidiaries cannot exceed $635,000. Benefits under each of the above named plans are calculated on the basis of a single life annuity and are not subject to any deduction for Social Security benefits or offset amounts.

EMPLOYMENT CONTRACTS

     In February 1996, Mr. Saul P. Steinberg and the Company entered into an employment agreement (the "SPS Employment Agreement") for a five-year term which commenced February 15, 1996 and which may be extended by Mr. Steinberg or the Company for three successive one-year periods (the "Extended Term"). Pursuant to the SPS Employment Agreement, Mr. Steinberg's base salary will be at least his salary as in effect on January 1, 1996 (which was $1,465,625), subject to increase by the Board of Directors (or any duly empowered committee thereof). Mr. Steinberg's base salary effective as of January 1, 1999 from the Company is $1,758,750. Pursuant to the SPS Employment Agreement, Mr. Steinberg is eligible to receive a bonus for each year determined pursuant to the Executive Bonus Plan or any other subsequent plan in which the chief executive officer or the chief operating officer of the Company participate. See description of the Executive Bonus Plan below. Any subsequent plan must be approved by the stockholders of the Company and provide for a bonus potential of at least 100% of Mr. Steinberg's base salary. Pursuant to the SPS Employment Agreement, if
Mr. Steinberg is discharged without "cause" or resigns because of the occurrence of certain events relating to a diminution or change in his duties, the Company is obligated to (i) continue his medical and dental benefits until the end of the Extended Term at the same charge to Mr. Steinberg as he would have paid had he remained employed by the Company, (ii) fully vest all stock option grants and permit the immediate exercise thereof for a period of twelve months after the date of such discharge or resignation and (iii) pay Mr. Steinberg an amount determined by multiplying the number of years remaining from the date of such discharge or such resignation to the end of the Extended Term by the sum of his base salary plus the average bonus paid to him for the two years immediately prior to the date of such discharge or resignation. In the event of the termination of the SPS Employment Agreement because of the death of Mr. Steinberg, his estate will receive a one-time payment in an amount equal to the sum of his base salary plus the average bonus paid to him for the two years immediately prior to his death. In the event of "total disability" or "partial disability" (each as defined in the SPS Employment Agreement), Mr. Steinberg will be paid, until the third anniversary of the date of the total disability or the fifth anniversary of the date of the partial disability (or until the end of the Extended Term, whichever is earlier), his base salary and a bonus in an amount equal to the average bonus paid to him for the two years immediately preceding such disability (less any amounts paid to him under any of the Company's other disability plans). In addition, the SPS Employment Agreement provides that for purposes of the Company Supplemental Pension Plan, Mr. Steinberg's benefits will be calculated using his total base salary and bonus compensation and Mr. Steinberg will be credited for all years of actual service with the Company and with all years until the end of the Extended Term (unless he is terminated for "cause," in which event he will only be credited with all years of actual service).

     In February 1996, Mr. Saul P. Steinberg also entered into a employment agreement with Reliance Insurance (together with the SPS Employment Agreement, the "SPS Employment Agreements") on substantially the same terms as the SPS Employment Agreement (except that Mr. Steinberg's base salary as in effect on January 1, 1996 from Reliance Insurance was $284,375). Mr. Steinberg's base salary effective as of January 1, 1999 from Reliance Insurance is $341,250.

     In February 1996, Mr. Robert M. Steinberg entered into employment agreements with the Company and Reliance Insurance on substantially the same terms as the SPS Employment Agreements (the "RMS Employment Agreements"). The base salaries effective on February 15, 1996 for Robert M. Steinberg from the Company and Reliance Insurance were $1,060,000 and $265,000, respectively. The base salaries for Robert M. Steinberg effective as of January 1, 1999 from the Company and Reliance Insurance are $1,600,000 and $400,000, respectively. Pursuant to the terms of Robert M. Steinberg's employment agreement with the Company, his base salary may be reduced by not more than 15% by the Board of Directors (or any duly empowered committee thereof) for any year in which the base salary of the chief executive officer is similarly reduced.

     In February 1996, each of Messrs. George E. Bello, Executive Vice President and Controller of the Company, and Lowell C. Freiberg, Executive Vice President and Chief Financial Officer of the Company, entered into employment agreements with the Company (collectively, the "Executive Employment Agreements") on substantially the same terms as the RMS Employment Agreements. The base salaries as in effect on January 1, 1996 for Messrs. Bello and Freiberg were $625,000 and $600,000, respectively. The base salaries effective as of January 1, 1999 for Messrs. Bello and Freiberg were $675,000 and $650,000, respectively.

Pursuant to the terms of the Executive Employment Agreements, the base salary of each of Messrs. Bello and Freiberg may be reduced by not more than 15% by the Board of Directors (or any duly empowered committee thereof) for any year in which the chief executive officer's and the chief operating officer's base salaries are similarly reduced.

     The Executive Bonus Plan, in which Messrs. Saul P. Steinberg, Robert M. Steinberg and Messrs. George E. Bello and Lowell C. Freiberg participate, provide for basic bonuses of between 85% and 150% of annual base salary (as defined) depending upon the number of targets, between two and fifteen, relating to the performance criteria described in the Executive Bonus Plan that are achieved, and supplemental bonuses of up to 285% of annual base salary if at least eight targets and one or both of two additional targets relating to stockholders' equity are achieved. In no event may any bonus paid under the Executive Bonus Plan to any executive exceed 400% of his base salary. The Special Compensation Committee has the discretion under the Executive Bonus Plan to reduce any bonus in excess of 300% of an executive's base salary to no less than 300% of such salary.

REPORT OF COMPENSATION COMMITTEES OF THE BOARD

     Two separate committees of the Board of Directors of the Company are responsible for reviewing and determining the overall compensation of executive officers of the Company. The Regular Compensation Committee is responsible for reviewing and approving the compensation of all senior officers of the Company who are not Directors. The Special Compensation Committee is responsible for reviewing and approving the compensation of executive officers who are Directors of the Company, which includes all of the named executive officers, and of the principal executive officers of the Company's insurance operations. These two committees are together referred to below as the "Compensation Committees." Awards under the Company's Stock Option Plans to the Company's executive officers are made by the Special Compensation Committee. The Special Compensation Committee is comprised solely of outside Directors.

I. Executive Compensation Philosophy

     The executive compensation policies of the Company, as applied by the Compensation Committees during 1999, are designed to align compensation with the interests of the Company's stockholders. The goals of the Company are to attract and retain executives whose abilities are critical to the success of the Company, to support a performance-oriented environment that rewards individual initiative and achievement, to establish a relationship between compensation and the attainment of corporate objectives and to reward executives for the enhancement of long-term stockholder value. The Compensation Committees specifically endorse the position that stock-based compensation and stock ownership by executives are an important element in aligning the interests of executives with the stockholders and in enhancing stockholder value.

II. Elements of Executive Compensation

     The compensation package for executive officers of the Company, including the Company's Chief Executive Officer, consists of the following basic elements.

     A. Base Salary. The base salaries of executive officers of the Company are set on an individual basis and are designed to enhance the Company's ability to attract and retain highly qualified key executives. Salaries bear a direct relationship to the executive's level of responsibility and reflect his individual talents and skills and are not directly determined by specific reference to overall corporate performance. The base salaries of Saul P. Steinberg, Robert M. Steinberg, George E. Bello and Lowell C. Freiberg are subject to the terms of individual employment agreements. See "Employment Contracts."

     B. Annual Bonus. The annual bonus paid to executive officers is a critical element of compensation designed to reward the achievement of pre-established corporate goals, as well as individual productivity and performance. The Regular Compensation Committee determines the amounts of the bonuses paid to executive officers (other than the executive officers who are Directors of the Company) based upon performance of the Company and its subsidiaries during the year, as well as upon the contribution of the individual executive to such performance. The bonuses for the named executive officers (other than James E. Yacobucci, the "Executive Bonus Plan Officers") are paid in accordance with the terms of the Executive Bonus Plan. The Executive Bonus Plan provides for basic bonuses of between 85% and 150% of annual base salary (as defined) from the Company depending upon the number of targets, between two and fifteen, relating to the performance criteria described in the 1998 Executive Bonus Plan that are achieved, and a supplemental bonus of up to 285% of annual base salary if at least eight targets and one or both of two additional targets relating to stockholders' equity are achieved. The Executive Bonus Plan provides the Special Compensation Committee with the discretion to reduce any bonus to which a covered executive is entitled that exceeds 300% of his base salary to no less than 300% of such base salary.

     The bonus plan applicable to James E. Yacobucci (the "Yacobucci Bonus Plan") provides that, subject to the discretion of the Special Compensation Committee to reduce or eliminate the bonus, Mr. Yacobucci may earn a maximum annual bonus of 400% of his base salary, which for purposes of the Yacobucci Bonus Plan is defined as being $1,000,000, depending upon the achievement of certain targets relating to the performance of the investment portfolios of the Company's insurance subsidiaries. Responsibility for payment of any bonuses payable under the Yacobucci Bonus Plan has been allocated between the Company and any subsidiary in proportion to the amount of base salary paid to Mr. Yacobucci for such year by the Company and such subsidiary. Mr. Yacobucci's base salary and bonus have always been paid by Reliance Insurance.

     C. KEYSOP. The Company has a Key Employee Share Option Plan (the "KEYSOP") which permits officers and key employees of the Company and certain of its affiliates, selected by, in the case of executive officers, the Special Compensation Committee and in all other cases, the Regular Compensation Committee, to replace a portion of their annual bonus with options to purchase shares of mutual funds ("KEYSOP Options"). Each KEYSOP participant may elect to replace a minimum of $10,000 up to a maximum of 50% of such participant's annual bonus with KEYSOP Options. The exercise price of such KEYSOP Options is the greater of 25% of the fair market value of the shares of the mutual funds as of the date of grant and 25% (or such lower percentage as may be determined by the following sentence) of the fair market value of the shares of the mutual funds on the date of exercise. For every two years up to 16 years that a KEYSOP Option is outstanding, the exercise price determined by the percentage of the fair market value of the mutual funds shares on the date of exercise will decrease by
 .5%, and if held for the full 20 years will become 15% of the fair market value. The Company terminated the KEYSOP in January 2000.

     D. Stock Options. Stock option awards provide the most significant element of long-term compensation to executives. Stock options provide compensation in a manner that is intrinsically related to long-term corporate performance and stockholder value because the value of stock options is determined solely by movements in the Company's stock price over the term of the options. Stock option awards to executive officers are granted at the discretion of the Special Compensation Committee. The Special Compensation Committee makes its awards based on a variety of factors, including the level of responsibility and performance of the executive, his or her ability to affect stockholder value and the amount of past option grants to the executive.

     E. Employee Stock Purchase Plan. The Company has designed an employee stock purchase plan (the "Purchase Plan") which enables and encourages executives and other eligible employees of the Company and its subsidiaries to further participate in the growth of the Company through stock ownership. The Purchase Plan provides executives and other employees with the opportunity to conveniently, through payroll deductions, purchase shares of Common Stock at a discount. The discount permits shares of Common Stock to be purchased, subject to the quantity and payroll deduction limitations of the Purchase Plan, at 85% of the lower of the closing price of the Common Stock on the New York Stock Exchange on the first day or last business day of each year. All executive officers of the Company other than Messrs. Saul P. Steinberg, Robert M. Steinberg and Bruce L. Sokoloff are permitted to participate in the Purchase Plan.

     F. Retirement Plans. The Company has designed a retirement benefit program to provide executives with retirement compensation that is competitive within its industry and promotes the long-term employment of its executives. The program includes the SIP, which enables participants to contribute a portion of their compensation on a pre-tax and an after-tax basis and provides for matching contributions. In addition, the Company maintains the Company Pension Plan, a tax-qualified plan, and the Company Supplemental Pension Plan, which together provide a retirement benefit that is a function of an executive's compensation and years of service with the Company. Certain executive officers of the Company participate in the Reliance Insurance Pension Plan, a tax-qualified plan, and the Reliance Insurance Supplemental Pension Plan, which together provide a retirement benefit that is a function of an executive's compensation and years of service with Reliance Insurance. See "Pension Plan Table".

     G. Subsidiary Compensation. A portion of the salary and bonuses of Saul P. Steinberg and Robert M. Steinberg and all of the salary and bonus of James E. Yacobucci are paid by Reliance Insurance, the principal operating subsidiary of the Company. The amounts paid by Reliance Insurance are included in the "Salary" and "Bonus" columns of the Summary Compensation Table.

III. 1999 Compensation of Executive Officers Other than the CEO

     The Compensation Committees took actions with respect to executive compensation during 1999 that were consistent with the Company's compensation philosophy and reflected an emphasis on performance-based compensation.

     In accordance with the Company's compensation policies, three executive officers of the Company were considered for and received increases in base salary in 1999. The Special Compensation Committee granted stock options to nine executive officers of the Company (including the named executive officers to the extent shown in the "Summary Compensation Table" above) during 1999 in light of their respective contributions to the significant business accomplishments achieved by the Company and its subsidiaries over the past several years, as well as their anticipated contributions to the future success of the Company and its subsidiaries. Those accomplishments include continued growth in the Company's property and casualty business, significantly reducing financial leverage and improving growth in revenues and profit margins at RCG IT, the Company's information technology business.

     Annual bonuses for 1999 of 105% of their 1999 annual base salaries for Messrs. Bello and Freiberg were paid to such persons in accordance with the terms of the Executive Bonus Plan. Mr. Robert Steinberg received no bonus for 1999 from either the Company or Reliance Insurance because the Special Compensation Committee determined that the decline in the price of the Company's Common Stock since the third quarter of 1998, as well as the Company's results of operations for 1999 did not warrant payment of a bonus.

     James E. Yacobucci was entitled to be paid a bonus for 1999 pursuant to the Yacobucci Bonus Plan because the performance of Reliance Insurance's investment portfolio met the targets determined by the Special Compensation Committee under the Yacobucci Bonus Plan. However, Mr. Yacobucci did not receive his full bonus for 1999 because the Special Compensation Committee determined that in light of the decline in the price of the Company's Common Stock since the third quarter of 1998, as well as the Company's results of operations for 1999 payment of the full bonus was not warranted.

     At the beginning of 2000, the Regular Compensation Committee determined the amount of the bonuses of executive officers (other than the Executive Bonus Plan Officers and James E. Yacobucci) for 1999 by taking into account the performance goals enumerated in the Existing Executive Bonus Plan and the role of the individual executives in enabling the Company to achieve such goals. The Regular Compensation Committee did not assign objective or relative weights to the performance goals, all of which contributed favorably in the determination of annual bonuses for 1999.

IV. 1999 Chief Executive Officer Compensation

     The compensation of Mr. Saul P. Steinberg, the Company's Chief Executive Officer, is determined by the Special Compensation Committee. Mr. Steinberg's minimum base salaries from the Company and Reliance Insurance were established in the SPS Employment Agreements. In light of the Special Compensation Committee's decision during late 1997 to increase Mr. Steinberg's base salaries for 1998 from the Company and Reliance Insurance by $293,125 and $56,875, respectively the Special Compensation Committee did not consider an increase in Mr. Steinberg's base salaries during 1999. Mr. Steinberg received no bonus for 1999 from either the Company or Reliance Insurance because the Special Compensation Committee determined that the decline in the price of the Company's Common Stock since the third quarter of 1998, as well as the Company's results of operations for 1999 did not warrant payment of a bonus.

V. Compensation Deduction Limitation

     Beginning in 1994, a federal law disallowed corporate tax deductibility for certain compensation in excess of $1,000,000 paid to each of a company's chief executive officer and its four other most highly paid executive officers. One of the exceptions to the deductibility limitation is for "performance-based compensation", provided stockholder approval and other requirements are met. Each of the Company's executive bonus and stock option plans adopted in and after 1994, were established with the intent to meet the requirements of the 1994 law and thereby preserve deductibility of both cash bonuses and stock option compensation paid to the five most highly compensated executive officers of the Company. In addition, the 1999 Stock Option Plan is being submitted to the stockholders at the Annual

Meeting and is intended to meet the requirements of the 1994 law and preserve deductibility of stock option compensation. The Company believes that stock option compensation under the 1986 Stock Option Plan will not be affected by the deductibility limitation. However, the Special Compensation Committee may determine that meeting the requirements for tax deductibility would be inconsistent with the compensation policies established by the Committee, specifically, in addition to objective financial criteria, performance against qualitative criteria that are established to ensure profitable growth in the long-term.

     Except in the cases of Saul P. Steinberg, Robert M. Steinberg and James E. Yacobucci, the 1999 base salaries of the named executive officers did not exceed $1,000,000 and were fully deductible. The portions of the base salaries of Saul
P. Steinberg, Robert M. Steinberg and James E. Yacobucci that exceeded $1,000,000 are not deductible. The lack of deductibility of the portions of the base salaries of Saul P. Steinberg, Robert M. Steinberg and James E. Yacobucci did not have a material effect on the Company's 1999 tax liability.

SPECIAL COMPENSATION COMMITTEE            REGULAR COMPENSATION COMMITTEE
-------------------------------------     -----------------------------------------
George R. Baker (until November 17)       Saul P. Steinberg
Irving Schneider (from November 17)       Robert M. Steinberg (until November 17)
Jewell Jackson McCabe                     George E. Bello (from November 17)
                                          Jewell Jackson McCabe

PERFORMANCE GRAPH

     Set forth below is a line graph comparing the Company's total shareholder return on Common Stock for the period from December 30, 1994 through December 31, 1999 with the returns of the Combined P&C/Title Index and the Media General Composite Index of 8,000 public companies. The Combined P&C/Title Index is a combination of the Media General Industry Group 432 Property/Casualty Insurance Index and the Media General Industry Group 433 Surety/Title Insurance Index. The graph assumes $100 was invested on December 30, 1994, with all dividends fully invested.

                                 [INSERT GRAPH]

                                                                             FISCAL YEAR ENDING
                                                          --------------------------------------------------------
                 COMPANY/INDEX/MARKET                      1994      1995      1996      1997      1998      1999
-------------------------------------------------------   ------    ------    ------    ------    ------    ------
Reliance Group.........................................   100.00    174.17    191.78    304.70    283.77    152.91
Combined P&C/Title Index...............................   100.00    148.35    173.99    252.79    283.70    291.26
Media General Index....................................   100.00    129.66    156.58    203.33    248.56    303.21

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Regular Compensation Committee of the Board of Directors consists of Saul P. Steinberg, George E. Bello and Jewell Jackson McCabe. Saul P. Steinberg and George E. Bello are both officers and employees of the Company. The Special Compensation Committee of the Board of Directors is comprised solely of the following outside directors: Irving Schneider and Jewell Jackson McCabe.

     Reliance Figueroa Associates Limited Partnership ("Reliance Figueroa") is a limited partnership which owns apartment buildings and commercial properties and in which Saul P. Steinberg, Chairman of the Board of the Company, has a limited partnership interest of 56%, and Robert M. Steinberg, Vice Chairman of the Board of the Company, has a limited partnership interest of 24%. The general partner of Reliance Figueroa was, until June 1997, an indirect subsidiary of the Company (the "GP") and was entitled to receive 48% of any cumulative net profits (as defined) realized from the activities of Reliance Figueroa and received the benefit of any tax losses. The remainder of the cumulative net profits of Reliance Figueroa were allocated to the limited partners in accordance with their respective partnership interests.

     In June 1997, all of the common stock of Onyx, Inc. ("Onyx"), the Company subsidiary that owned all of the common stock of the GP, was acquired by investors unaffiliated with the Company (the "Investors") and Reliance Insurance acquired a $27.6 million preferred stock interest in Onyx. Subsequently, the Company and Reliance Insurance purchased from Onyx, $18 million aggregate principal amount of its 11.9% promissory notes due 2020 (the "Company Note") and $11 million aggregate principal amount of its 11.9% promissory notes due 2010 (the "Reliance Insurance Note"), respectively. In July 1998, the Reliance Insurance Note was repaid in full and a $5 million prepayment was made on the Company Note.

     During 1999, the Company contracted for certain graphic design services with an unaffiliated graphic design firm which subcontracted certain related printing services with a printing company in which a brother-in-law of Messrs. Saul P. Steinberg and Robert M. Steinberg, Joseph Jurist, holds a material interest. Including amounts received pursuant to that subcontracting arrangement, such printing company received approximately $171,000 relating to services provided to the Company and its subsidiaries. The Company believes the amount paid to the printing company represented fair market value to the Company.

     On March 8, 1999, Reliance Insurance, a wholly-owned subsidiary of the Company, purchased from Roni Sokoloff, the wife of Bruce L. Sokoloff, Senior Vice President--Administration, of the Company and the sister of Messrs. Saul P. Steinberg and Robert M. Steinberg, 100,000 shares of the Company's Common Stock for a purchase price of $9.4375 per share, the closing price of the Common Stock on the New York Stock Exchange on that day. The shares were purchased by Reliance Insurance for anticipated contributions to employee compensation plans.

                           RELATED PARTY TRANSACTIONS

     A description of certain transactions between the Company and Reliance Figueroa is set forth above under "Compensation Committee Interlocks and Insider Participation." The limited partners of Reliance Figueroa include the following additional executive officers of the Company who hold the following limited partnership interests: Messrs. Bello (3.8%), Freiberg (2.5%), Henry A. Lambert (3.8%), Dennis J. O'Leary (.635%), Philip S. Sherman (.635%), Bruce L. Sokoloff (1.3%) and Howard E. Steinberg (1.3%).

             PROPOSAL 2--APPROVAL OF RELIANCE GROUP HOLDINGS, INC.
                             1999 STOCK OPTION PLAN

     The Board of Directors of the Company believes that the Option Plans have advanced the interests of the Company and the stockholders by affording officers and other key employees of the Company and its subsidiaries an opportunity to increase their proprietary interest in the Company.

     The 1999 Stock Option Plan provides for the grant of nonqualified stock options (the "Options") to officers and key employees of the Company and certain of its affiliates selected by the Stock Option Committee or, in the case of the executive officers of the Company, the Special Compensation Committee. Grants have been made under the 1999 Stock Option Plan as reflected in the table set forth below. As of March 31, 2000, there were approximately 600 persons who would be eligible to receive grants under the 1999 Stock Option Plan, including 11 executive officers of the Company, eight officers of the Company (excluding executive officers) and certain other salaried employees of the Company and its subsidiaries. No director of the Company who is not also an employee of the Company or one of its subsidiaries is eligible to receive grants under the 1999 Stock Option Plan.

     The maximum number of shares of Common Stock that may be issued and sold under the 1999 Stock Option Plan is 15,000,000 (subject to adjustment as described below). No officer or key employee may be issued Options to purchase more than 3,000,000 of the shares of Common Stock (subject to adjustment as described below) issuable under the 1999 Stock Option Plan during the ten-year term of the 1999 Stock Option Plan. If Options granted under the 1999 Stock Option Plan terminate or cease to be exercisable without having been wholly exercised, new Options may be granted under the 1999 Stock Option Plan covering the number of shares of Common Stock to which such termination or cessation relates. The 1999 Stock Option Plan will terminate on tenth anniversary of its effective date (except with respect to outstanding Options), unless earlier terminated.

     In the event of any change (through recapitalization, merger, consolidation, stock dividend, split-up, combination or exchange of shares or otherwise) in the character or amount of the Common Stock (or any other transaction described in Section 424(a) of the Code), an Option, to the extent it has been granted but not exercised, shall entitle the optionee to such number and kind of securities as such optionee would have received had such optionee actually owned the Common Stock subject to the Option at the time of the occurrence of such change. Upon the occurrence of any other event that has the result of increasing or decreasing the number of shares of Common Stock outstanding, the Stock Option Committee or the Special Compensation Committee, as the case may be, has the authority to make such adjustments, if any, to the number of shares subject to the Option and/or the Option exercise price, as they determine.

     The exercise price of an Option may not be less than 100% of the fair market value of the Common Stock as of the date of grant in the case of a grant to any of the five most highly compensated executive officers and may not be less than 90% of the fair market value of the Common Stock as of the date of grant in all other cases. Subject to the foregoing, the exercise price of an Option will be determined by the Special Compensation Committee in the case of a grant to any executive officer of the Company and by the Stock Option Committee in all other cases. The Stock Option Committee or the Special Compensation Committee, as the case may be, may, in its sole discretion, in exchange for the surrender and cancellation of an Option, grant a new Option having a purchase price lower (or higher) than the purchase price of the Option so surrendered and cancelled and containing such other terms as the relevant Committee may deem appropriate. Payment of the exercise price of each Option shall be made in cash, or with the consent of the Stock Option Committee or the Special Compensation Committee, as the case may be, in whole or in part in shares of Common Stock valued at the then fair market value thereof.

     Unless the Stock Option Committee or the Special Compensation Committee, as the case may be, accelerates the vesting schedule, an Option vests and becomes exercisable in cumulative installments of one-fourth of the number of shares of Common Stock covered thereby after each of the second, third, fourth and fifth anniversaries of the date of grant if the optionee is an employee on such anniversary. An Option vests and becomes exercisable in full at the earliest of the following times if the optionee is then an employee: (i) the optionee's normal retirement date (age 65 or later), (ii) the optionee's death or disability, (iii) five years after the date of grant thereof, or (iv) a "Change of Control of RGH" has occurred. The term "Change of Control of RGH" means that any person (as such term is used in Sections 13(d) and 14(d) of the Exchange
Act), other than
members of the immediate family of Saul P. Steinberg, is or becomes a "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the common stock, par value $.10 per share of Reliance Group Holdings, Inc. and the term "Exchange Act" means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder). An Option is generally exercisable for ten years from the date of grant, except that, subject to increase by the Stock Option Committee or the Special Compensation Committee, as the case may be, it must be exercised, if at all, within one year of termination of employment due to disability or death and within 90 days of termination of employment for any other reason. Options are not transferable except by will or the laws of descent and distribution or as otherwise approved by the Stock Option Committee or the Special Compensation Committee, as the case may be, and then only to the extent that the relevant Committee is satisfied that the transfer is being made for estate or tax planning purposes or for gratuitous or donative purposes, without consideration being paid therefor.

     On May 26, 2000, the Company and Leucadia National Corporation ("Leucadia") announced that they have entered into a merger agreement (the "Agreement") pursuant to which a direct wholly-owned subsidiary of Leucadia will be merged with and into the Company (the "Merger"). The Merger, if consummated, will constitute a "Change of Control of RGH" as defined in the 1999 Stock Option Plan.

     Solely to the extent deemed necessary or advisable by the Board of Directors, the 1999 Stock Option Plan will be administered by a committee of two or more persons who satisfy the requirements for a "non-employee director" under Rule 16b-3 promulgated under Section 16 of the Exchange Act. The Board of Directors of the Company has determined that with respect to non-executive officers of the Company, the committee will be the Stock Option Committee that administers the Company's other Stock Option Plans and with respect to the executive officers of the Company, the committee will be the Special Compensation Committee of the Board of Directors which also administers the other Stock Option Plans (other than the 1986 Stock Option Plan) with respect to executive officers of the Company and which, solely to the extent deemed necessary or advisable by the Board of Directors, will be comprised of three or more persons who satisfy the requirements for "outside directors" under Section 162(m) of the Code. Generally, no member of the Board of Directors of the Company, the Stock Option Committee or the Special Compensation Committee shall be liable for any act or omission taken or failed to be taken with respect to the 1999 Stock Option Plan. The expenses of the 1999 Stock Option Plan will be borne solely by the Company.

     The 1999 Stock Option Plan may be amended, modified, suspended or terminated by the Board of Directors. Solely to the extent deemed necessary or advisable by the Board for purposes of complying with Section 162(m) of the Code or the rules of any securities exchange or for any other reason, the Board may seek the approval of any such amendment by the Company's stockholders.

     As a general rule, no federal income tax is imposed on the optionee upon the grant of an Option and the Company is not entitled to a tax deduction by reason of such grant. Generally, upon the exercise of an Option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the Option price. Upon the exercise of an Option, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized by the optionee. Upon subsequent disposition of the Common Stock received upon exercise of an Option, the difference between the amount realized on the disposition and the basis of the Common Stock (exercise price plus any ordinary income recognized) should qualify as long-term or short-term capital gain, depending upon the holding period.

     The 1999 Stock Option Plan was in effect during 1999. The following table shows the grants made under the 1999 Stock Option Plan:

                               NEW PLAN BENEFITS

                                                                                         EXERCISE
NAME AND POSITION                                                     NUMBER OF SHARES   PRICE ($)       EXPIRATION DATE
-------------------------------------------------------------------   ----------------   ------------    ---------------
George R. Baker
  President and Chief
  Executive Officer (Feb. 2000)....................................        750,000           3.125           11/27/09
George E. Bello
  Executive Vice President
  and Controller...................................................        950,000           3.125           11/27/09
Lowell C. Freiberg
  Executive Vice President--
  Chief Financial Officer..........................................        950,000           3.125           11/27/09
Robert S. Miller*
  President and Director...........................................      1,000,000          3.9375           12/01/09
Howard E. Steinberg
  Executive Vice President and
  General Counsel..................................................        950,000           3.125           11/27/09
James E. Yacobucci
  Senior Vice President--
  Investments......................................................        200,000           3.125           11/27/09
Other Executive Officers Group.....................................        550,000           3.125           11/27/09
Non-Executive Director Group.......................................              0               0
Non-Executive Officer
  Employee Group...................................................      3,727,000           3.125           11/27/09

------------------

* Mr. Miller resigned his positions on February 28, 2000.

     For information regarding vesting and federal income tax consequences associated with the options, see the description of the 1999 Stock Option Plan above.

     The closing price of the Common Stock on the New York Stock Exchange on March 31, 2000 was $3.50 per share.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The 1999 Stock Option Plan is being submitted for stockholder approval so that compensation thereunder meets the requirements under Section 162(m) of the Code to be deductible by the Company and to comply with the New York Stock Exchange Rules for stockholder approval of stock option plans pursuant to which stock may be acquired by officers and directors. The 1999 Stock Option Plan will be approved by the stockholders if a majority of the votes present or represented and entitled to vote on the 1999 Stock Option Plan at the Annual Meeting are cast FOR approval of the 1999 Stock Option Plan. Shares will be counted as voting "against" the proposal if they are voted either "against" or to "abstain." Broker non-votes will not change the number of votes cast for or against this proposal and will not be treated as shares entitled to vote. Saul Steinberg and CTC Illinois Trust Company, as independent fiduciary under the Reliance Savings Incentive Plan, have informed the Company that they intend to vote FOR approval of the 1999 Stock Option Plan, and, therefore, there is a substantial likelihood that stockholder approval will be obtained. Your Board of Directors recommends a vote FOR approval of the 1999 Stock Option Plan.

             PROPOSAL 3--APPROVAL OF RELIANCE GROUP HOLDINGS, INC.
                           2000 RESTRICTED STOCK PLAN

     The Company's Board of Directors adopted the 2000 Restricted Stock Plan on March 7, 2000. The purpose of the 2000 Restricted Stock Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract, motivate, and retain personnel upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, to offer such personnel additional incentives to put forth maximum efforts for the success of the business, and to afford such personnel an opportunity to acquire a proprietary interest in the Company through stock ownership and other rights. The purpose of submitting the 2000 Restricted Stock Plan to the stockholders at the annual meeting is to comply with stockholder approval requirements of the New York Stock Exchange. A brief description of the material features of the 2000 Restricted Stock Plan is set forth below.

     The 2000 Restricted Stock Plan will be administered by a committee comprised of no fewer than two persons selected by the Board of Directors of the Company. Solely to the extent deemed necessary or advisable by the Board of Directors of the Company, each such committee member shall meet the definition of a "nonemployee director" for purposes of Rule 16b-3 under the Exchange Act. Subject to the express limitations of the 2000 Restricted Stock Plan, the committee shall have authority in its discretion to determine the eligible persons to whom, and the time or times at which, awards of restricted stock may be granted, the number of shares subject to each award, the time or times at which an award will become vested, the performance criteria, business or performance goals or other conditions of an award, and all other terms of the award. The committee shall also have discretionary authority to interpret the 2000 Restricted Stock Plan, to make all factual determinations under the 2000 Restricted Stock Plan, and to make all other determinations necessary or advisable for 2000 Restricted Stock Plan administration. The committee's determination on matters within its authority will be final, conclusive and binding upon all parties. The Board of Directors of the Company also has the authority to exercise the powers and duties of the committee.

     All employees of the Company and its subsidiaries are eligible to be granted awards of restricted stock under the 2000 Restricted Stock Plan, as selected from time to time by the committee. Under the 2000 Restricted Stock Plan, 15,000,000 shares of Common Stock have been reserved for issuance. If any shares of Common Stock that are the subject of an award are not issued, such shares will again be available for awards. In the event of certain corporate reorganizations, recapitalizations, or other specified corporate transactions affecting the Company or the Common Stock, adjustments may be made including adjustments in (i) the maximum number and kind of shares of Common Stock reserved under the 2000 Restricted Stock Plan, (ii) the performance targets or goals applicable to any outstanding awards or (iii) any other terms of an award that are affected by the event.

     An award of restricted stock granted to a 2000 Restricted Stock Plan participant represents shares of Common Stock that are issued subject to such restrictions on transfer and incidents of ownership, and such forfeiture conditions, as the committee deems appropriate ("Restricted Shares"). In connection with an award of restricted stock, the committee may (but shall not be obligated to) require the payment of a specified purchase price (which price may be less than the fair market value of the stock). An award of restricted stock will include vesting requirements that may be based on the continued employment of the employee with the Company or its subsidiaries for a specified time period or may be based on the attainment of specified business or performance goals or measures established by the committee in its sole discretion. Notwithstanding the foregoing, unless otherwise provided by the committee in the award agreement, all restrictions on awards of restricted stock will lapse upon (i) a Change of Control of the Company, (ii) the death or disability of a participant, or (iii) an involuntary termination of a participant's employment other than for cause. Subject to the transfer restrictions and forfeiture restrictions relating to the restricted stock award, the participant will have the rights of a stockholder of the Company, including all voting and dividend rights, during the restriction period, unless the committee determines otherwise at the time of the grant. For purposes of the 2000 Restricted Stock Plan, a "Change in Control" is defined generally as (i) subject to certain exceptions, an acquisition by any individual, entity or group of more than 50% of the outstanding shares of the Company or of more than 50% of the combined voting power of all voting securities of the Company, (ii) during any 2 year period, members of the Board of Directors at the beginning of such period (and certain new directors approved by the Board) ceasing to constitute a majority of the Board of Directors for any reason (other than retirement, death or disability), (iii) the consummation of a merger, consolidation or similar transaction approved by the Company's stockholders (other than a transaction where voting securities immediately prior to such transaction represent at least 50% of the combined voting power in the surviving entity),
(iv) approval by the Company's stockholders of a sale of all or substantially all the assets of the Company or a complete liquidation of the Company, or
(v) adoption by the Board of Directors of a resolution to the effect that any person has acquired effective control of the Company.

     In addition to any restricted stock award granted by the committee under otherwise applicable provisions of the 2000 Restricted Stock Plan, restricted stock awards are to be granted under the 2000 Restricted Stock Plan in payment of awards under other Company bonus plans, to the extent directed by the committee administering the applicable bonus plan (a "Bonus Plan Award"). The terms of any such Bonus Plan Award (including, without limitation, the number of shares covered and the vesting requirements) will be determined by the committee administering the applicable bonus plan (consistent with provisions of the 2000 Restricted Stock Plan) and all decisions concerning the administration of any restricted stock award granted in payment of a Bonus Plan Award will be made by the committee administering the applicable bonus plan.

     Unless otherwise specified by the committee in an award agreement, any unvested portion of a restricted stock award will be forfeited upon a participant's termination of employment by the Company for cause or upon a voluntary termination of employment by the participant. In addition, the committee may specify in an award that a participant's rights with respect to an award are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain other specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Such events may include violation of material policies of the Company or its subsidiaries, breach of non-competition, confidentiality or other restrictive covenants that may apply to the participant, or other conduct by the participant that is detrimental to the business or reputation of the Company or its subsidiaries.

     Restricted Shares may not be transferred or assigned (except by will or by the laws of descent and distribution), or be subject to any encumbrance, pledge or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the committee. The committee may require a participant to enter into an escrow agreement providing that the certificates representing Restricted Shares will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

     As a general rule, a participant must include as ordinary income the fair market value of the Restricted Shares at the earliest date on which the shares are either transferable or no longer subject to a substantial risk of forfeiture within the meaning of section 83 of the Internal Revenue Code (the "Vesting Date"). Any participant can elect pursuant to section 83(b) of the Internal Revenue Code (a "Section 83(b) Election") to include as ordinary income, in the year of transfer of the Restricted Shares to the participant, an amount equal to the fair market value of the Restricted Shares on the date of such transfer. This election must be made with the Internal Revenue Service within 30 days of the date of such transfer, with a copy of such election provided to the Company. If a participant makes a Section 83(b) Election with respect to Restricted Shares and they are later forfeited, the participant will not be entitled to any tax deduction in respect of the forfeiture.

     A participant's tax basis in the Restricted Shares is equal to the amount paid for such Restricted Shares (if any) plus the amount includable as ordinary income by the participant with respect to such Restricted Shares. Such basis will be used in calculating any capital gain or loss recognized by the participant upon a sale of the shares on or after the Vesting Date, as discussed below.

     Upon a sale of Restricted Shares on or after the Vesting Date, any gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on the holding period. The holding period for capital gains treatment will begin on the Vesting Date, unless the participant has made a section 83(b) election, in which event the holding period will commence upon the date of the transfer of the Restricted Shares by the Company to the participant. The federal income tax rates that apply to net capital gains will depend in part upon the participant's holding period for the shares, with different tax rates applying under current law for shares held for one year or less and shares held more than one year (and, beginning in 2001, shares held more than five years). Net capital gains rates are generally lower for individuals upon satisfaction of longer holding periods. Net capital losses may generally be deducted against net capital gains, and against ordinary income but only to a limited extent.

NEW PLAN BENEFITS

     In connection with the Merger, Leucadia has agreed to allow grants under the 2000 Restricted Stock Plan subject to the following terms and conditions:

     o The amount of Restricted Stock that may be issued under the 2000 Restricted Stock Plan shall not exceed approximately 9,600,000 shares.

     o The terms of grant for all Restricted Stock to be issued under the 2000 Restricted Stock Plan will provide that: (i) in lieu of the "Change of Control" provision of the 2000 Restricted STock Plan, (x) at the effective time of the Merger, one-half of each grantee's Restricted Stock will vest and (y) the balance will vest on the earlier of (A) the first anniversary date of the effective time of the Merger or (B) two years from the date of grant; and (ii) as a condition to the grant of any Restricted Stock award, the potential grantee agrees to surrender all rights to all stock options, (other than options under the Company's Employee Stock Option Plan), having an exercise price in excess of $5.00 per share of Common Stock.

     The committee has not yet made any final determination of who will receive grants under the 2000 Restricted Stock Plan. However, management intends to recommend to the committee that it make the grants set forth below.

                               NEW PLAN BENEFITS
                           2000 RESTRICTED STOCK PLAN

                                                Number
     Name and Position                         of Shares
     -----------------                         ---------

     George E. Bello
        Executive Vice President
        & Controller ........................    600,000

     Lowell C. Freiberg
        Executive Vice President
        & Chief Financial Officer ...........    600,000

     Other Executive Officers Group .........  2,100,000

     Non-Executive Officer Employee Group ...  6,300,000

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The 2000 Restricted Stock Plan will be approved by the stockholders if a majority of the votes present or represented and entitled to vote on the 2000 Restricted Stock Plan at the Annual Meeting are cast FOR approval of the 2000 Restricted Stock Plan. Shares will be counted as voting "against" the proposal if they are voted either "against" or to "abstain". Broker non-votes will not change the number of votes cast for or against this proposal and will not be treated as shares entitled to vote. Your Board of Directors recommends a vote FOR approval of the 2000 Restricted Stock Plan.

RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP as the independent auditors to audit the consolidated financial statements of the Company for the year 2000.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR INCLUSION IN YEAR 2001 PROXY STATEMENT

     Stockholders who intend to present proposals at the year 2001 Annual Meeting of stockholders must submit such proposals to the Company no later than February 5, 2001 in order for them to be included in the Company's proxy materials for such meeting. Stockholder proposals must be submitted to the Company at Park Avenue Plaza, 55 East 52nd Street, New York, New York 10055,
Attention: Corporate Secretary.

STOCKHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR'S ANNUAL MEETING

     Any proposal that is not submitted for inclusion in the Company's Proxy Statement for the year 2001, but instead is sought to be presented directly at the 2001 Annual Meeting of Stockholders will only be considered from persons who are eligible pursuant to, and who follow the procedures set forth in the Company's By Laws.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

     The Board of Directors knows of no other matter to be presented which is a proper subject for action by the stockholders at the Annual Meeting. If, however, any other matters should properly come before the Annual Meeting, it is intended that proxies given pursuant to this solicitation will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

                                          By Order of the Board of Directors,

                                          /s/ Paul W. Zeller
                                          -----------------------
                                          Paul W. Zeller,
                                          Corporate Secretary

                         RELIANCE GROUP HOLDINGS, INC.

                 ANNUAL MEETING OF STOCKHOLDERS--JUNE 21, 2000
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         RELIANCE GROUP HOLDINGS, INC.

         The undersigned hereby appoints Saul P. Steinberg and Howard E. Steinberg, and each of them, with full power of substitution, as proxies to represent and vote, as designated on the reverse side, all of the shares of common stock of Reliance Group Holdings, Inc. held of record by the undersigned on April 28, 2000, at the Annual Meeting of Stockholders to be held on June 21, 2000 or any adjournments thereof.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

          (Continued and to be signed on the reverse side)          SEE REVERSE
                                                                       SIDE

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                         RELIANCE GROUP HOLDINGS, INC.

                                 June 21, 2000

                Please Detach and Mail in the Envelope Provided

/X/ Please mark your votes as in this example.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES "FOR" EACH OF THE
FOLLOWING

                   FOR        WITHHELD
1. Election of     / /          / /             Nominees: George R. Baker,
   Directors.                                   George E. Bello, Lowell C.
                                                Freiberg, Dr. Thomas P. Gerrity,
                                                Jewell J. McCabe, Irving
                                                Schneider, Bernard L. Schwartz,
For, except vote withheld for the               Richard E. Snyder, Dr. Bruce E.
following nominee(s):                           Spivey, Howard E. Steinberg,
                                                Saul P. Steinberg, James E.
--------------------------------------          Yacobucci

2. Approval of the Reliance Group    FOR     AGAINST   ABSTAIN
   Holdings, Inc.                    / /       / /       / /
   1999 Stock Option
   Plan.

3. Approval of the Reliance          FOR     AGAINST   ABSTAIN
   Group Holdings, Inc. 2000         / /       / /       / /
   Restricted Stock Plan.

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof.





  SIGNATURES(S)_______________________________________DATE______________,2000

Note: Please sign exactly as your name appears on the proxy. If signed for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

                                 Exhibit Index
                                 -------------


Exhibit
-------

 99.1          1999 Stock Option Plan
 99.2          2000 Restricted Stock Plan.